Exhibit 99.2
November 9, 2011
Third Quarter 2011 Earnings Conference Call - Prepared Remarks

About the Prepared Remarks

The following commentrary is provided by management and should be read in conjunction with Ameresco's second quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to any non-GAAP financial measures contained in these prepared remarks, a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Wednesday, November 9, at 8:30 a.m. ET to discuss third quarter 2011 results, business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.713.4199 or internationally 617.213.4861. The passcode is 53021449. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish to listen only to the conference call webcast may visit the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about backlog, estimated future revenues, adjusted EBITDA, net income, and net income per share as well as other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 31, 2011. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
A lot of exciting things happened during the third quarter for Ameresco. We made two accretive acquisitions, Applied Energy Group (“AEG”) and APS Energy Services (“APSES”), which is now referred to as Ameresco Southwest. AEG expands our service offerings to utilities while Ameresco Southwest strengthens our presence in the Southwest region.

In addition, we produced solid third quarter financial results, driven by strong organic growth from energy efficiency. Even though we experienced lumpiness during the quarter from one-time charges, we have achieved a very healthy year-to-date gross margin of 18.5%. As discussed previously, in order to take advantage of strong demand for our budget neutral solutions we have made substantial investments in future growth as can be seen in our higher operating expenses. All in all, we are very encouraged by the current pipeline activity and believe it will translate into continued future growth.

Our achievements in the quarter include the following:

•	Third quarter revenue of $227.8 million, an increase of 18.7%.

•	Year-to-date revenue of $539.7 million, an increase of 23.0%.

•	Net income of $12.4 million, an increase of 2.6%.

•	Year-to-date net income of $26.5 million dollars, an increase of 25.9%.

•	A 8.6% year-over-year increase in total construction backlog, driven by a 47.5% increase in awarded projects.

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Further, third quarter gross additions to total construction backlog of approximately $256.7 million, an increase of 65.4% year-over-year. This represents a book-to-bill ratio of 1.34 for the third quarter.

•	The Savannah River project is now in the commissioning stage and ahead of schedule. Assuming it continues to run smoothly, we should have project acceptance by the end of 2011.

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And as we discussed on our last call, federal activity continues to pick up as expected. We converted a federal awarded project into an executed contract for an additional phase with an existing federal customer during the third quarter. We expect to see the pace of conversions increase as we head into 2012.

Second Quarter Financial Performance
Third quarter revenue increased 18.7% to $227.8 million. Revenue excluding the contribution from our two recent acquisitions, or what we refer to as organic revenue, would have been $212 million for an increase of 10%.

The revenue mix for energy efficiency and renewable energy was 83% and 17%, respectively. The acquisitions had very little impact on the overall revenue mix.

Year-to-date revenue grew 23.0% to $539.7 million. Organic year-to-date revenue grew 19% to $524 million.

Revenue from energy efficiency increased 27.6% to $188.7 for the third quarter. Excluding the two recent acquisitions, organic revenue from energy efficiency would have been $178 million for an increase of 20%. This reflects continued growth of installation activity.

Year-to-date revenue from energy efficiency grew 29.4% to $418.7 million dollars. Year-to-date organic revenue from energy efficiency grew 26% to $408 million.

Revenue from renewable energy decreased 11.2% to $39.0 million for the third quarter. Organic revenue from renewable energy decreased 22% to $34 million for the quarter. This is primarily due to the Savannah River project winding down as expected.

Year-to-date revenue from renewable energy increased 4.9% to $121.0 million. Organic year-to-date revenue from renewable energy decreased less than 1% to $116 million.

Total gross profit for the third quarter was $39.9 million, an increase of 14.3%. Gross margin for the quarter decreased to 17.5% from 18.2% a year ago. Gross margin was impacted by approximately $650,000 in one-time charges to direct expenses related to customer payments to an energy efficiency customer and a renewable energy customer.

Year-to-date gross margin increased to 18.5% from 18.1% a year ago.

Gross margin for energy efficiency and renewable energy for the third quarter was 17.4% and 18%, respectively. The energy efficiency mix included lower margin projects and a one-time charge that were partially offset by positive margin contribution from AEG and Ameresco Southwest.

Gross margin for renewable energy for the quarter decreased 230 basis points due, in part, to the one-time charge already mentioned. We also experienced unscheduled maintenance for four renewable plants, which led to downtime.

We have said in the past that we expect renewable energy gross margin to expand as our higher margin renewable energy offerings, such as small scale infrastructure, grow and become a larger percentage of the overall mix. Ameresco Southwest has a number of solar installations that are being designed and built for customers and for which gross margins are lower than the rest of our renewable energy portfolio. This could have an impact on the overall revenue mix within renewable energy as well as gross margins.

As a percentage of revenue, operating expense increased to 10.3% versus 8.3% a year ago. We have experienced increases in operating expenses as we continue to make investments for anticipated future growth.

As a percentage of revenue, salary and benefit expenses increased from 4.4% last year to 4.8% this year. We have added key staff to support our development activity and growth plans throughout the year, including expansions in the Northwest and Southeast. We also increased the number of employees through the two acquisitions made during the quarter.

Project development costs reflect our efforts to increase proposal activities and finalize awarded projects. As a percentage of revenue, project development costs increased from 1.4% to 2.3%.

As a percent of revenue, general, administrative and other expenses were 3.2%, compared to 2.5% last year. G&A expense was impacted by approximately $550,000 in one-time charges related to acquisition costs. We also recorded the amortization of an intangible asset totaling $501,000 related to the APSES and AEG acquisitions.

Third quarter operating income decreased 13.2% to $16.4 million. Operating income was impacted by a total of $1.2 million in one-time charges during the third quarter.

Our income tax provision for the third quarter was 17.9% versus 28.8% last year. We recorded a one-time, non-recurring tax benefit related to reserves taken on a certain tax position that we resolved during the quarter. We now expect an effective tax rate of approximately 25% for full year 2011. For next year, we expect the effective tax rate to normalize to a rate in the high twenties, but less than 30%.

For the third quarter of 2011, net income increased 2.6% to $12.4 million. Year-to-date net income increased 25.9% to $26.5 million.

Net income per diluted share was $0.27, compared to $0.28 per diluted share for the third quarter of 2010. Diluted weighted average shares outstanding increased from 43.4 million in the third quarter of 2010 to 46.3 million shares outstanding in the third quarter of 2011 principally due to our initial public offering in July of 2010.

Year-to-date net income per diluted share was $0.58 compared to $0.53 a year ago.

Adjusted EBITDA, which is operating income plus depreciation and non-cash, stock-based compensation totaled $20.9 million for the third quarter versus $24.4 million from last year, or a decrease of 14.4%. EBITDA as a percentage of revenue was 9.2% for the quarter.

Year-to-date EBITDA increased 12.6% to $49.6 million. EBITDA as a percentage of revenue was 9.2% year-to-date as compared to 10.0% for the same period a year ago.

We refer you to this morning's press release as well as our prepared remarks for a discussion of Adjusted EBITDA, which is a non-GAAP financial measure, and for a reconciliation of Adjusted EBITDA to operating income, the most directly comparable GAAP measure.

We generated $10.3 million in operating cash flow during the third quarter, a 13.9% improvement over the same period last year. Our cash flows are seasonal, typically turning positive in the second half of the year. It is also important to note that we have a sizable amount of retainage invested in the Savannah River project. We expect to realize that in the coming months as the project is accepted.

In the third quarter, we invested $16.8 million in renewable projects that we will own and operate. Year-to-date, we have invested $31.6 million. Currently, we are working on a project finance facility to finance these projects in operation. Furthermore, where applicable, we will be applying for the section 1603 rebates. Finally, we invested approximately $61.0 million for the two acquisitions during the quarter.

Cash flow from investing also reflects an additional draw on our revolver in the amount of $41.6 million. This is in addition to the proceeds received from the term loan portion of our credit facility last quarter.

Further Third Quarter Insights and Outlook for 2011
Revenue generated from backlog increased 16.2% to 191.7 million. Excluding the APSES acquisition, organic revenue generated from backlog increased by 10.4%. Installation activity continued to grow in the Northeast, Southeast, and the Northwest.

Gross additions to backlog were $256.7 million during the third quarter, an increase of 65.4%. Total gross additions to backlog were mainly driven by awarded project activity within the Institutional market. The book-to-bill ratio during the quarter was very strong at 1.34 versus .94 a year ago. Excluding the Quantum and APSES acquisitions, the book-to-bill ratio would have been .66 in the third quarter last year and 1.08 in the same period this year.

The year-to-date book-to-bill ratio is 1.19, compared to 0.5 a year ago. Last year's book-to-bill ratio reflects our focus on execution. This year's book-to-bill ratio reflects our focus on development, which we expect will drive future revenue growth.

Our total construction backlog increased 8.6% to $1.2 billion during the quarter, driven by a 47.5% increase in awarded projects. The improvements in backlog were driven primarily by organic activity. Total construction backlog remains strong and reflects approximately 18-24 months of future installation activity, which is our ongoing objective.

The year-to-date pipeline has increased 9% year-over-year to $2.7 billion. Proposal activity and awarded projects are driving this increase. Outstanding proposals as of September 30th increased 40% year-over-year to $1.3 billion.

Even though we are experiencing some lengthening of the sales process related to the signing of contracts, we have not seen any unusual cancellations or reductions of scope. This lengthening of the sales process, however, has impacted our development expenses, such as salary and benefit expense and project development expense.

As a reminder, salary and benefit expense increases as utilization rates decrease and project development expenses increase as we add more resources to win awards and convert awarded projects to signed contracts.

None of this is surprising. Clearly we are working diligently to achieve our strategic plans. We continue to expect an improvement in fully-contracted backlog over the next few quarters. And as I have indicated previously, we currently have enough total construction backlog for the next 18-24 months of revenue growth, which provides a foundation for achieving our growth objectives.

As expected, one of the segments where we are experiencing an improvement is the Federal Group. During the quarter, we received an additional awarded project. We also signed a contract for an additional phase to an existing project and are working on finalizing several more. We are very encouraged by the activity we're seeing, especially from the non-defense agencies.

Revenue from our higher margin offerings, such as, small scale infrastructure, integrated-PV and O&M/Other. Revenues from the group increased to $36.0 million in the third quarter, an increase of 33.9%.

Annuity-based revenue from renewable assets that we own, or small scale infrastructure, increased 22.6%. We are in the process of designing, permitting and constructing seven more facilities.

Integrated-PV grew 3.8% in the quarter; however, it is up over 20% year-to-date and is on target for 20% year-over-year growth in 2011.

We recently announced an agreement with BP Solar International, Inc. to provide the small area module (“SAM”) line of solar panels previously offered by BP Solar. When BP Solar decided to exit this line of business, Ameresco Solar decided to make arrangements to ensure that service and availability is not interrupted for our already established customer base. The SAM modules range from 5 to 180 watts and are now sold under the Ameresco Solar brand. By eliminating the middle man, it's an opportunity to increase our gross margin for these products.

The O&M/Other offering increased 79.3%. This includes approximately $6 million in revenue from the AEG acquisition. Excluding AEG, O&M/Other would have increased 7.4%.

To further supplement our organic growth, we will also continue to use strategic acquisitions to either expand geographically or offer additional services. As an example, Ameresco Southwest is a great addition to the Company. It is a natural expansion of our footprint in the Southwest and brings tremendous depth. We hope to find more opportunities like that as we explore further expansion of our talent and geographic reach.

Now let's move on to our 2011 outlook. As a result of solid organic year-to-date performance along with the two new acquisitions, we are raising our full year 2011 revenue guidance. We now expect 2011 revenue to be in the range of $722 million to $727 million. We continue to expect the following:

•	EBITDA to be in the range of $67 million to $70 million

•	Net income to be in the range of $35 million to $37 million

•	Net income per diluted share to be in the range of $0.75 to $0.79

Closing Remarks
In closing, we are very happy with our third quarter and year-to-date results. We are also very encouraged by increasing demand as seen in our pipeline activity. Our primary service, energy efficiency, remains the most cost effective solution for our customers to upgrade their aging infrastructure. Our budget neutral approach, or performance contracting, enables customers to address their needs by reallocating existing utility and operating expenses towards an energy efficiency project while generating savings at the same time. With today's environment of budgetary constraints, performance contracting may be the best option available. As a result, we believe the need for energy efficiency will continue to grow, and that Ameresco is well positioned to take advantage of that potential future growth.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended September 30,
	2010	2011
Operating income	$18,913,598	$16,408,689
Depreciation and impairment	4,796,021	4,022,951
Stock-based compensation	651,352	432,624
Adjusted EBITDA	$24,360,971	$20,864,264
Adjusted EBITDA margin	12.7%	9.2%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Nine Months Ended September 30,
	2010	2011
Operating income	$33,489,734	$38,069,642
Depreciation and impairment	8,858,265	9,555,286
Stock-based compensation	1,758,503	2,027,200
Adjusted EBITDA	$44,106,502	$49,652,128
Adjusted EBITDA margin	8%	9.2%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation and impairment expense and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments;

adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.